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                          INGLES MARKETS, INCORPORATED              EXHIBIT 11
                                AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE *

                                                    THREE MONTHS ENDED
                                                    ------------------
                                                DECEMBER 25,  DECEMBER 26,
                                                    1993          1992
                                                ------------  ------------
 PRIMARY:
   Income before cumulative effect of
     change in accounting principle              $ 3,845,129   $ 2,511,924
   Cumulative effect of change in accounting
     for income taxes                              3,334,860             -
                                                 -----------   -----------
   Net Income                                    $ 7,179,989   $ 2,511,924
                                                 ===========   ===========

   Shares
     Weighted average number of common shares
      and common stock equivalent shares
      outstanding                                 18,309,901    17,903,700
                                                 ===========   ===========
   Primary earnings per common share before
     cumulative effect of change in accounting
     principle                                   $       .21   $       .14
   Cumulative effect of change in accounting
     for income taxes                                    .18             -
                                                 -----------   -----------
   Primary earnings per common share             $       .39   $       .14
                                                 ===========   ===========

 FULLY DILUTED:
   Income before cumulative effect of
     change in accounting principle              $ 3,845,129   $ 2,511,924
   Add after tax and bonus effect of interest
     expense applicable to Convertible
     Subordinated Debentures                         520,547       527,820
                                                 -----------   -----------

   Fully diluted earnings before cumulative
     effect of change in accounting principle      4,365,676     3,039,744
   Cumulative effect of change in accounting
     for income taxes                              3,334,860             -
                                                 -----------   -----------
   Fully diluted earnings                        $ 7,700,536   $ 3,039,744
                                                 ===========   ===========

   Shares
     Weighted average number of common
      shares and common stock equivalent
      shares outstanding                          18,409,814    17,903,700
     Additional shares assuming conversion
      of Convertible Subordinated Debentures       3,375,135     3,375,135
                                                 -----------   -----------
     Weighted average number of common
      shares outstanding as adjusted              21,784,949    21,278,835
                                                 ===========   ===========

   Fully diluted earnings per common share
     before cumulative effect of change in
     accounting principle **                     $       .20  $        .14
   Cumulative effect of change in accounting
     for income taxes                                    .15             -
                                                 -----------   -----------
   Fully diluted earnings per common share **    $       .35   $       .14
                                                 ===========   ===========

 *        See note B of the notes to unaudited interim financial statements.
 ** The effect for the three months ended December 26, 1992 of the conversion of the Convertible Subordinated Debentures was anti-dilutive and therefore the conversion was not assumed in the fully diluted calculation for this period.





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